UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WAL-MART STORES, INC.
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Commencing on May 29, 2014, the following communication will be sent to certain stockholders of Wal-Mart Stores, Inc.

Dear Shareholder:

Wal-Mart Stores, Inc. (“Walmart” or the “Company”) is holding its 2014 Annual Shareholders’ Meeting on June 6, 2014. We are writing to ask for your support at the Annual Shareholders’ Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. This letter is intended to supplement our proxy statement dated April 23, 2014, which is available on Walmart’s corporate website at http://stock.walmart.com/annual-reports.

Particularly, we are requesting your support by voting “FOR”: (1) Proposal No. 3, Advisory Vote to Approve Named Executive Officer Compensation; and (2) the election of S. Robson Walton and Michael T. Duke to the Board, pursuant to Proposal No. 1, Election of Directors. In deciding how to vote on the proposals, we encourage you to read the relevant portions of our proxy statement and consider the supplemental information below.

Proposal No. 3 - Advisory Vote to Approve Named Executive Officer Compensation

Independent proxy advisory firm Glass, Lewis & Co., LLC agreed with the Board and recommended a vote “FOR” Proposal No. 3. Institutional Shareholder Services, Inc. (“ISS”), another proxy advisory firm, has recommended a vote “AGAINST” this proposal. We believe that ISS’s analysis misconstrues the nature and operation of Walmart’s executive compensation program.

We believe ISS’s recommendations are incorrect and inconsistent with prior years’ analyses.  The primary difference this year appears to be the submission of a letter, dated May 19, 2014, from CtW Investment Group (“CtW”), which contains a number of misrepresentations and intentionally misconstrues our executive compensation program. CtW is a union-affiliated group that has a long and consistent track record of opposing Walmart, with its sole motive being to undermine the Company in an attempt to organize Walmart’s associates.  As ISS acknowledges in its report, ISS’s own quantitative analysis shows that Walmart’s executive pay is of “low concern,” with executive pay aligned with performance, and that Walmart’s CEO pay is low relative to the median of its peers. ISS itself further acknowledges that “[e]xecutive compensation has not historically been a particular concern at Wal-Mart; most features of its program meet best practice standards, and CEO pay disclosed for FY2014 raised no concerns in ISS'[s] pay-for-performance screen. . . . most features of the program, and decisions made with respect to transitioning to a new CEO do not, on an individual basis, raise significant concern in the context of the company's size and comparable peers' compensation programs and practices.”

As described in our proxy statement, Walmart’s executive compensation program emphasizes performance and is intended to closely align the interests of our Named Executive Officers (or “NEOs”) with the interests of our shareholders. The Compensation, Nominating and Governance Committee (the “CNGC”) regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our Company’s performance that our Executive Officers can impact and that are likely to have an impact on shareholder value.

Moreover, the compensation earned by our NEOs for the fiscal year ending January 31, 2014 (“fiscal 2014”) shows that our performance-based incentive plans are working as designed. Our financial performance during fiscal 2014 was below our expectations at the beginning of the fiscal year, and our executives’ pay for fiscal 2014 reflected that performance.

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Because fiscal 2014 operating income was lower than expected, the Management Incentive Plan payment, or the cash bonus payment, for each of our six NEOs was below target, and significantly less as compared to the prior year. Michael T. Duke’s bonus was approximately $1.5 million less; C. Douglas McMillon’s bonus was nearly $520,000 less; William S. Simon’s was more than $658,000 less; Charles M. Holley, Jr.’s was more than $418,000 less; Neil M. Ashe’s was $266,000 less; and Rosalind G. Brewer’s was $182,000 less. See Annex A hereto for additional information regarding cash bonus payments to each of these individuals.

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We fell short of sales and return on investment (“ROI”) goals, resulting in the lowest levels of performance share payouts in several years for our NEOs. Based on fiscal 2014 performance, the performance share payouts for Mr. Duke, Mr. Holley, Mr. Ashe, and Ms. Brewer were under 27 percent of target for each, while their three-year performance cycle payout was less than 70 percent of the target payout. Because our performance shares generally have a three-year performance period, with the ultimate payouts at the end of that period based on the average performance of the three fiscal years during that performance period, the Company’s fiscal 2014 performance will also impact our NEOs’ performance share payouts in fiscal years 2015 and 2016.

Even after adjustments, Walmart’s fiscal 2014 cash bonus and performance share payouts were historically low. We believe our executive compensation program is working the way it should. We acknowledged that our performance in fiscal 2014 did not meet our expectations, and our executives’ compensation reflected that.

Performance goals are rigorous and in line with operating plans

ISS claims that Walmart has relaxed its performance goals from year to year. This is not accurate. The CNGC’s intent, as described in the proxy statement, is to set challenging but achievable goals each year. The ROI, operating income, and revenue goals used in our incentive compensation plans are set at the beginning of each fiscal year and are based on our operating plans and expectations at that time. For fiscal 2014, these expectations took into account a difficult global retail operating environment, as well as our planned investments in Global eCommerce and expenses relating to ongoing investigations regarding alleged violations of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and compliance matters. As described in the Compensation Discussion and Analysis (the “CD&A”) of our proxy statement on page 57, goals are set so that in order to achieve target payouts, we must perform in line with our expectations and operating plans.

ISS appears to believe it is “troubling” that the ROI goals under Walmart’s long-term performance share program have declined over the past few years. However, this decline does not represent a decreasing difficulty in ROI goals. We have been very deliberate about our strategy for continued growth and the planned investments we are making in the business. As reported in our quarterly earnings releases, recent decreases in our ROI are largely driven by capital expenditures such as strategic investments in new and existing stores; acquisitions; investments in eCommerce and technology; and FCPA-related investigations and global compliance enhancements. We believe that criticism of our recent declines in ROI is really criticism of our business model and strategic direction, and not an executive compensation issue. We believe that the increase in our stock price during the last five fiscal years, which has resulted in more than a $50 billion increase in our market capitalization, reflects that our shareholders believe in our strategies.

ISS further justifies its recommendation in part by citing “[d]eclines in performance targets that do not result in any decline in related rewards, even as the company's performance continues to lag peers.” With respect to ROI, Walmart’s ROI does not “lag peers,” even as the cash and stock incentives earned by our NEOs declined significantly in fiscal 2014. Our fiscal 2014 ROI of 17.0% places us above the 75th percentile of our retail peer group.

Moreover, there is no long-term downward trend in our sales and operating income goals, as ISS acknowledges. In fact, it is not even correct to say that our sales and operating goals in fiscal 2014 were “lower” than the prior year. For fiscal 2014, increases in sales and operating income were necessary to achieve target performance goals - just at a lower rate of increase than for fiscal 2013. Further, fiscal 2013 and fiscal 2012 operating income goals required increased growth rates as compared to the prior fiscal years. We do not believe it would be prudent to set unrealistic goals that are not achievable and that would not serve to incentivize performance. Rather, we set challenging but achievable goals that are consistent with our operating plans and expectations. As noted above, during fiscal 2014, we fell short of our operating plans and expectations, and as a result, the performance-based compensation realized by our NEOs was well below target levels. Clearly, the goals set by the CNGC for fiscal 2014 were not excessively easy to achieve, and we believe that ISS’s characterization of the goals as “relaxed” is incorrect and reflects a misunderstanding of the purpose and operation of our incentive compensation plans.

Adjustments to operating results are appropriate and the result of a rigorous process

ISS also criticizes adjustments to operating results under our incentive compensation plans, even though its report acknowledges that such adjustments are not “an uncommon practice.”

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We believe that adjustments for items such as store closings and restructurings are appropriate and are intended to cause incentive pay to be calculated on a comparable basis from year to year. For example, we do not want a decision regarding a restructuring or store closing, which may be in the long-term best interests of the Company and our shareholders, to be influenced by a consideration of how it might impact our executives’ bonuses. Our compensation plans should not disincentivize executives from making the right decisions that support our strategy for our business.

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Adjustments are not intended to increase incentive pay or enrich executives. In some years, such as fiscal 2011 and fiscal 2012, the adjustment process has resulted in a reduction in incentive payouts. Adjustments are governed by the terms of our incentive compensation plans and a rigorous oversight and analysis process and are not outcome-driven.

Special retention awards are appropriate in the context of a CEO transition

ISS criticizes special restricted stock grants to our NEOs made for retention purposes in January 2014. These grants were made in the context of a CEO transition announced on November 22, 2013 that took effect on February 1, 2014. We have successfully executed the last two CEO transitions primarily due to the Board’s strong focus on succession planning and “bench strength” of our leadership team. Additionally, the CNGC believes that maintaining our current leadership team is instrumental in successfully achieving our strategic objectives. We believe that these special restricted stock grants were appropriate and reasonable in order to retain our senior leadership team for future succession planning and delivery of our ongoing strategic initiatives.

“Feather-in” performance shares are reasonable and appropriate

ISS also objects to grants of additional long-term performance shares for ongoing performance cycles made to certain of our NEOs in January 2014. We note that although we do not grant additional performance shares for ongoing performance cycles as a matter of course, we have made such grants in limited circumstances where we believe there is a compelling reason to do so. We have clearly disclosed these grants in our proxy statement in past years, and we have never received any negative feedback from any shareholder (or from ISS, for that matter). As ISS acknowledges, the award for Mr. McMillon was designed to deliver the potential to earn a payout at the appropriate level of target performance shares for his new position for each year he holds that position. The additional performance shares for Mr. Ashe and Ms. Brewer, as with the special restricted stock grants, were made in the context of our ongoing CEO transition and succession planning, and reflected the results of the rigorous benchmarking process described in our CD&A. The divisions run by our leaders are similar in size or larger than many of our retail peer companies, making our leaders very attractive to other companies. The additional performance shares were granted to maintain competitive total direct compensation for Mr. Ashe and Ms. Brewer.

Moreover, it is important to note that all unvested performance shares are forfeited upon separation from the Company, and unlike some companies, we do not accelerate the vesting of unvested performance shares when an executive retires. Both of our last two CEOs forfeited all unvested performance shares for ongoing performance cycles upon retirement from our Company. Specifically, upon his retirement, H. Lee Scott, Jr. forfeited 215,777 unvested performance shares, while Michael T. Duke forfeited 157,895 unvested performance shares upon his retirement.

Election of S. Robson Walton and Michael T. Duke to the Board

ISS has also recommended that shareholders vote against the election of S. Robson Walton and Michael T. Duke to the Board. ISS bases this recommendation on the assertion that the Board has not, to date, “provid[ed] meaningful information to shareholders about any specific findings on the FCPA-related investigations and whether executives will be held accountable for related compliance failures” (emphasis added).

The Audit Committee and the Company are following the appropriate protocol for an independent, thorough investigation

As the Company has previously reported, the Audit Committee of the Board is conducting an independent internal investigation into, among other things, alleged violations of the FCPA and alleged misconduct in connection with foreign subsidiaries. Also, as previously reported to shareholders, the Company voluntarily disclosed the Audit Committee’s investigative activity on these matters to the U.S. Department of Justice and the U.S. Securities and Exchange Commission, both of which are conducting their own external investigations of these matters.

We believe that ISS’s recommendation that shareholders vote against the election of Mr. Walton and Mr. Duke because the Board has not disclosed “specific findings” regarding the FCPA-related investigations is at odds with the appropriate conduct of such internal and external investigations. We further believe that ISS’s request for disclosure of “specific findings” with respect to these ongoing investigations is contrary to the best interests of the Company and our shareholders because such a disclosure: (1) could interfere with, or distract from, the ongoing investigations; (2) is impractical, given that no final conclusions or findings have been made; and (3) could adversely impact the Company’s position in any current or future legal proceedings that may relate to these matters.

The Audit Committee of the Board will continue to oversee a thorough, independent internal investigation of these matters, and the Company will continue to cooperate with all governmental authorities investigating these issues. The Company cannot comment on any “specific findings” of these ongoing investigations. This course of action is consistent with best practices for ensuring that these types of matters are thoroughly investigated and are timely resolved.

ISS acknowledges that the Company has made significant progress in enhancing its compliance program

Importantly, ISS acknowledges that “the [C]ompany has clearly made significant changes to its compliance programs in the past year and provided better disclosure regarding its compliance objectives.” The Board (including Mr. Walton and Mr. Duke) has been instrumental in achieving these compliance enhancements, which have addressed anti-corruption controls and procedures, in addition to a variety of other topics.

As just a few examples of the Company’s recent accomplishments, the Company has:

•	Revised a number of key controls and policies on anti-corruption and other issues;

•	Designed and implemented a robust anti-corruption training program, providing training to more than 100,000 key associates;

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Leveraged its strengths in key disciplines around the world and provided closer coordination and integration by placing the global compliance, ethics, investigations, and legal functions under one organization, reporting to the Company’s Executive Vice President, Global Governance and Corporate Secretary;

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Appointed and organized compliance personnel based not only on geographic considerations but also on topic-related expertise, identifying 14 subject matter areas (and designating 14 global subject matter leaders for these areas) that Walmart’s compliance program is addressing throughout the organization;

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Begun the process of planning for and appointing teams of compliance monitors in all of its international retail markets, with such teams being responsible for reviewing the Company’s retail operations and assisting the business in maintaining compliance with local laws and policies;

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Enhanced the training capabilities of Walmart’s Global Ethics organization, delivering new orientation materials for field and corporate office associates, a Statement of Ethics e-learning module for new and existing corporate office associates, and instructor-led ethics training for new or recently promoted officers;

•	Established global escalation and review procedures that identify specific categories of allegations that must be reported directly to the Company’s Global Ethics Office in Bentonville, Arkansas;

•	Established a Compliance and Ethics Committee in each of the Company’s international retail markets to help the Company operate in accordance with the highest ethical business standards;

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Improved the Company’s existing program for detecting and combating money laundering activities and related fraud and created a centralized international licensing and permits team, charged with developing improved processes to monitor and track the Company’s licenses and permits across all retail markets; and

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Implemented new compliance systems and technologies for: (1) screening third parties who interact with governmental agencies for anti-corruption and other compliance risks; (2) managing licenses and permits in the Company’s retail markets; and (3) capturing monitoring data and tracking remediation of compliance issues identified by the Company’s compliance monitors.

As ISS recognizes, the Company has provided increased transparency regarding the enhancements to its global compliance program. Shareholders may review additional information about these enhancements, as well as our overall global responsibility initiatives, in Walmart’s Global Compliance Program Report on Fiscal Year 2014 and Walmart’s 2014 Global Responsibility Report, available at http://corporate.walmart.com/global-responsibility/global-compliance-program-report-on-fiscal-year-2014 and http://corporate.walmart.com/global-responsibility/environment-sustainability/global-responsibility-report, respectively.

Conclusion

For the foregoing reasons, we believe ISS’s recommendations that shareholders vote against Proposal No. 3, Advisory Vote to Approve Named Executive Officer Compensation, and against the election of S. Robson Walton and Michael T. Duke to the Board are wrong. We ask that, if you review ISS’s recommendations in connection with your voting determinations, you consider factors outside their evaluation, which we describe in our proxy statement and above, and vote “FOR”: (1) Proposal No. 3, Advisory Vote to Approve Named Executive Officer Compensation; and (2) the election of S. Robson Walton and Michael T. Duke to the Board, pursuant to Proposal No. 1, Election of Directors.

Thank you for your consideration. If you have any questions, please contact Carol Schumacher, Vice President - Global Investor Relations, at 479-277-1498, or at carol.schumacher@walmart.com.

ANNEX A